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                             PARKWAY ADVISORS, L.P.

                                 CODE OF ETHICS

                            Dated: November 22, 2004
                           Revised: February 23, 2005
                            Revised: November 3, 2005

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                                 Code of Ethics
                                Table of Contents

Summary ....................................................................   3

Policy on Personal Securities Transactions .................................   3

Definition of "Personal Transactions" ......................................   4

Pre-Clearance Required .....................................................   4

Exceptions .................................................................   4

Effective Time of Clearance Authority ......................................   5

How to Obtain Clearance ....................................................   5

Filing of Reports ..........................................................   5

    Duplicate Brokerage Confirmations ......................................   5

    Filing of Quarterly Report of All Personal Securities Transactions .....   5

    Filing of Annual Personal Holding Report ...............................   6

    Confidential Nature of Documents .......................................   6

Restrictions on "Personal Securities Transactions" .........................   6

Gifts and Other Sensitive Payments .........................................   7

Other Conflicts of Interest ................................................   7

    Inside Information .....................................................   7

    Use of Information .....................................................   8

    Disclosure of Information ..............................................   8

    Outside Activities .....................................................   8

Exemption Procedure ........................................................   8

Compliance with the Code of Ethics .........................................   8


Parkway Advisors, L.P. Code of Ethics                                Page 2 of 9
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Summary

Parkway Advisors, L.P. ("Adviser") and its affiliates (collectively referred to as the "firm") have a fiduciary duty to investment adviser clients -- including investment company clients such as Memorial Funds ("Funds"), which duty requires each employee to act solely for the benefit of clients. Each employee also has a duty to act in the best interest of the firm. In addition to the various laws and regulations covering the firm's activities, it is clearly in the firm's best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflicts with respect to the conduct of the firm's employees. The personal trading and conduct of the firm and its employees must recognize that the firm's clients always come first, that the firm must avoid any actual or potential abuse of our positions of trust and responsibility, and that the firm must never take inappropriate advantage of its positions. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

In light of the firm's professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the firm's Code of Ethics to all employees. The aim is to be as flexible as possible in the firm's internal procedures, while simultaneously protecting the organization and its clients from the damage that could arise from a situation involving a real or apparent conflict of interest. While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code of Ethics is designed to set forth the policy regarding employee conduct in those situations in which conflicts are most likely to develop. If an employee has any doubt as to the propriety of any activity, he or she should consult the firm's Designated Principal.

Policy on Personal Securities Transactions

The Parkway Advisors, L.P. (also "Parkway") Schedule F continuation sheet for Form ADV Part II, response for Page 5, Item 9-E, states:

            Trading in securities by or on behalf of related persons, Parkway will generally invest in the same securities for its officers and managers (known as related persons) who also happen to be clients of the firm that it is purchasing for its other clients. Such investments, however, are generally confined to securities that are actively traded and thus highly liquid or in mutual funds. That is, the size of purchases by related persons or those made on their behalf by Parkway shall constitute only a small amount of the total daily trading volume in any particular security. As such, we foresee no potential for any market impact from this type of investment activity made by or on the behalf of related persons at this time. If the characteristics of investments by related persons and/or Parkway changed in some way that this could be a problem, then steps would be taken such as delaying trades by related persons or on behalf of related persons until after executing all other client trades.

            To help achieve best execution and price as well as for operational efficiency, Parkway aggregates trades (the combining of all client trades into one large order). Whenever possible, trades made on the behalf of related persons are aggregated with all other client orders. With aggregated trades, clients who are also related persons receive the same price as other clients. Also, orders aggregated for trading purpose are pre-allocated among all clients, including those clients that are related persons, before placing the trade. In the event the trade is only partially filled, securities purchased will be allocated among clients, including related persons, in a way to assure that there is no deliberate systematic bias in favor of any one account.

To the extent not covered by the Form ADV, all personal securities transactions (including acquisitions or dispositions other than through a purchase or sale) by each employee actively engaged in the day-to-day affairs of the firm or with knowledge of transactions for client accounts, must be cleared prior to execution. The only exceptions to this policy of prior clearance are noted below.


Parkway Advisors, L.P. Code of Ethics                                Page 3 of 9
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Definition of "Personal Transactions"

The following transactions by employees are considered "personal" and, therefore, subject to this statement of policy:

            - transactions for an employee's own account, including self directed retirement accounts

            - transactions for an account in which an employee has indirect beneficial ownership, unless the employee has no direct or indirect influence or control over the account

            - accounts in which an employee has a beneficial interest (such as a trust of which the employee is a beneficiary) are included within the meaning of "indirect beneficial interest"

If an employee has a substantial measure of influence or control over an account but neither the employee nor the employee's family has any direct or indirect beneficial interest (e.g. a trust for which the employee is a trustee but not a direct or indirect beneficiary), the rules relating to personal securities transactions are not considered to be directly applicable. Therefore, prior clearance and subsequent reporting of such transactions are not required. In all transactions involving such an account an employee should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with the investment company or counseling clients or with respect to the employee's position within the firm. In this regard, please note "Other Conflicts of Interest", found later in this Code of Ethics, which does apply to such situations.

Pre-Clearance Required

Except as specifically exempted in this section, all employees must clear personal securities transactions prior to execution. This includes:

            - stocks; bonds; closed-end mutual funds; affiliated mutual funds; convertibles; preferreds; options on securities; warrants and rights.

                  All of the above are publicly traded and privately placed securities.

All initial public offering or private placement purchases by related persons, whether or not actively involved in the firm's day-to-day affairs, require pre-clearance. This approval will be based upon a determination that the employee is not being offered the investment opportunity due to his or her employment with the firm and other relevant factors on a case-by-case basis.

Exceptions

The only exceptions to this requirement are:

            - transactions in non-affilliated open-end mutual funds (please note that all "affiliated" mutual funds need to be reported)

            -     trades $5,000 or less within a 24-hour period

            - trades of 500 shares of an exchanged listed or National Market System listed securities of a company with assets in excess of $1 billion

            -     automatic dividend reinvestment plan acquisitions

            -     U.S. Government securities

            -     automatic employee stock purchase plan acquisitions


Parkway Advisors, L.P. Code of Ethics                                Page 4 of 9
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            -     commercial paper

            -     non-volitional transactions

            -     discretionary managed accounts

Non-volitional transactions include transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.). Please note that most of the excepted transactions must be reported even though they do not have to be pre-cleared. See the following section on reporting obligations.

Effective Time of Clearance Authority

Once a transaction is pre-cleared, the clearance for the personal securities transaction for publicly traded companies will be in effect for seven trading days only. Private placement (including both securities and partnership interests) clearances will remain in effect for a reasonable period, not to exceed 90-days.

How to Obtain Clearance

Clearance for personal securities transactions may be obtained by discussing the proposed transactions with Adviser's Designated Principal or by submitting a copy of the pre-clearance form and submitting it to the Designated Principal.

Filing of Reports

The Code of Ethics requires a comprehensive "real time" system of maintaining records of personal securities transaction by employees. As separately discussed below, under this system, the following reporting requirements must be complied with: i) duplicate brokerage confirmations; ii) quarterly reporting of all securities transactions; iii) filing of annual personal holding report or initial report of personal holding's; and iv) maintaining confidential nature of documents secure.

            Duplicate Brokerage Confirmations

            All employees must require their securities brokers to send duplicate confirmations of securities transactions, excluding transactions in mutual fund shares, to the Designated Principal. Brokerage firms are accustomed to providing this service. The required form must be completed and returned to the Designated Principal. Each employee must return to the Designated Principal a completed form for each brokerage account that is used for personal securities transactions of the employee. Employees should not send the completed forms to their brokers directly.

            Filing of Quarterly Report of All Personal Securities Transactions

            The rules of the Securities and Exchange Commission (the "SEC") require that a quarterly record of all personal securities transactions be available for SEC inspection. All transactions, whether required to be pre-cleared or not, must be reported. To comply with these rules, every employee must file a quarterly report (on the form attached as Exhibit C) within 10-calendar days after the end of each calendar quarter. Employees may direct the brokerage firms or mutual funds where they maintain their accounts to send statements to the Designated Principal in lieu of filling out a handwritten quarterly report. However, employee's are still required to sign the form even if the brokerage firms or mutual funds provide statements and even if there were no reportable transactions during the quarter, acknowledging that all accounts and transactions have been disclosed. (Write "see brokerage firm statements" covering all transactions or "none", as applicable, on the form, sign the form, and return it to the Designated Principal.)


Parkway Advisors, L.P. Code of Ethics                                Page 5 of 9
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            Important Notice: The quarterly report must include the required information for all "personal securities transactions" as defined above. Non-volitional transactions and those resulting from corporate actions must also be reported even though pre-clearance is not required and the nature of the transaction must be clearly specified in the report.

            Filing of Annual Personal Holding Report

            All employees must also file a schedule on the form attached as Exhibit D indicating their personal securities holdings as of December 31st of each year by the following February 15th. Newly hired employees are required to file an initial holding report upon beginning employment on the form attached as Exhibit D, marked to indicate that it is an initial report. Again, employees may indicate securities held in a brokerage or mutual fund account by attaching an account statement generated from the broker-dealer or Centerpiece system (Transaction Ledger Report), but are not required to do so.

            Confidential Nature of Documents

            The firm recognizes and understands the confidential nature of the documents and information employees are required to provide under this Code of Ethics. Procedures have been established to ensure confidentiality of this information. First, only the Designated Principal is authorized to open mail containing copies of the documents provided by brokerage firms. All such documents (such as confirms and statements) should be directed to: Carl C. Peterson, Parkway Advisors, L.P., 6550 Directors Parkway, Abilene, Texas 79606. Further, only the Designated Principal will review this information (unless there is a potential or real violation of the Code of Ethics) and keeps the required documents in a secure place. Any unauthorized disclosure of this confidential information will result in severe sanctions, including suspension or termination.

Restrictions on "Personal Securities Transactions"

While personal securities transactions must be cleared prior to execution, the following guidelines indicate which transactions will be prohibited, discouraged, or subject to nearly automatic clearance. The clearance of personal securities transactions also depends upon other circumstances, including the timing of the proposed transaction relative to transactions for client accounts, the nature of the securities and the parties involved in the transaction, and the percentage of securities involved in the transaction relative to ownership by clients. The word "clients" refers collectively to investment company clients and advisory clients. Employees are expected to be particularly sensitive to meeting the spirit as well as the letter of these restrictions.

Please note that the restrictions apply in the case of common stock, not only to the common stock, but to any equity related security of the same issuer including preferred stock, options, warrants and convertible bonds.

No employee may engage in any personal transactions (subject to this policy) involving any securities which are:

      - Being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled. In addition, the portfolio manger of a client account may not engage in a personal transaction involving any security for seven days before and seven days following, a transaction in the same security for a client account without a special exemption. See "Exemption Procedures" below.


Parkway Advisors, L.P. Code of Ethics                                Page 6 of 9
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      -     Actively contemplated for transactions on behalf of clients, even though no buy or sell order has been placed. This restriction applies from the moment an employee has knowledge that the firm is considering purchasing or selling a specific security for any client account. This is a particularly sensitive area in which employees must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interest of clients.

      - Bought or sold if the transaction causes the employee to obtain a lower transaction cost than any client - or creates an appearance of favoritism.

These provisions do not include transactions that involve routine maintenance of a client account, such as honoring redemption requests, or to any model reallocations.

No employee may enter into any personal securities transaction in which a client is the counter party to the trade. Subject to pre-clearance, employees may engage in short sales, options and margin transactions, but such transactions are discouraged. Any employee engaging in such transactions should also recognize the danger of being "frozen" or subject to a forced close out because of the general restrictions which apply to personal transactions noted above. In specific cases of hardship, an exception may be granted by upon approval by the Designated Principal, and for the Designated Principal, the Board of Directors, with respect to an otherwise "frozen" transaction.

Employees may not purchase securities in initial public offerings or private placements offered by any firm or entity that the firm executes trades through.

Gifts and Other Sensitive Payments

Employees should not seek, accept or offer gifts or favors of more than minimal value or any preferential treatments in dealing with any client, broker/dealer, portfolio company, financial institution or any other organization with whom the firm transacts business. Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited. However, for both the employee's protection and that of the firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodgings are paid for other than by the firm.

Employees must not participate individually or on behalf of the firm, a subsidiary, or any client, directly or indirectly, in any of the following transactions:

      -     use of the firm's funds for political purposes

      - payment or receipt of bribes, kickbacks, or payment or receipt of any other amount, including any understanding that part or all of such amount will be refunded or delivered to a third party in violation of any law applicable to the transaction

      - payment to government officials or employees (other than disbursements in the ordinary course of business for such legal purposes as payment of taxes)

      - payment of compensation or fees in a manner the purpose of which is to assist the recipient to evade taxes, or federal or state law

      - use of funds or assets of the firm or any subsidiary for any other unlawful or improper purpose

Other Conflicts of Interest

Employees should also be aware that areas other than personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts, rather than a complete list of situations to avoid.


Parkway Advisors, L.P. Code of Ethics                                Page 7 of 9
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            Inside Information. Specific reference is made to the firm's Insider
            Trading Policy on the use of inside information, which applies to personal securities transactions as well as to client transactions.

            Use of Information. Information acquired in connection with employment by the firm may not be used in any way which might be contrary to or in competition with the interests of the clients. Employees are reminded that client relationships with the firm are to be treated confidentially.

            Disclosure of Information. Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside the firm and in no way can be used for personal gain.

            Outside Activities. All outside relationships such as directorships or trusteeships of any kind, or membership in investment organizations (e.g. an investment club) must be cleared by the Designated Principal prior to the acceptance of such a position. As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede our freedom to act in the best interest of clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

Exemption Procedure

The Designated Principal, and for the Designated Principal, the Board of Directors, can grant exemptions from the personal trading restrictions in this Code of Ethics upon determining that the transaction for which an exemption is requested would not result in a conflict of interest or violate any other policy embodied in this Code of Ethics. Factors to be considered include:

      - the size and holding period of the employee's position in the security

      -     the market capitalization of the issuer

      -     the liquidity of the security

      -     the reason for the employee's requested transaction

      - the amount and timing of client trading in the same or a related security

      -     any other relevant factors

Any employee wishing an exemption should submit a written request to the Designated Principal setting forth the pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to be exceptions, and repetitive exemption applications by an employee will not be well received.

Compliance with the Code of Ethics

Adherence to the Code of Ethics is considered a basic condition of employment with the firm. The Board of Directors monitors compliance with the Code of Ethics and reviews violations of the Code of Ethics to determine what action or sanctions are appropriate. If an employee fails to abide by the reporting provisions of this Code of Ethics, paychecks will be withheld until the employee is in compliance. Violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violation purchase, and to disgorgement of any profit realized from the position (net of transaction costs and capital gains taxes payable with respect to the transaction) by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Designated Principal, unless the employee establishes to the satisfaction of the Designated Principal that under the particular circumstances, disgorgement would be an unreasonable remedy for the violation.


Parkway Advisors, L.P. Code of Ethics                                Page 8 of 9
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Violation of the Code of Ethics may also adversely affect an employee's career with the firm with respect to such matters as compensation and advancement. Employees must recognize that a serious violation of the Code of Ethics or related polices may result, at a minimum, in an immediate dismissal. Since many provisions of the Code of Ethics also reflect provisions of the federal securities laws, employees should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines, penalties, and imprisonment.

Again, the firm would like to emphasize the importance of obtaining prior clearance of all personal securities transactions subject to this Policy, avoiding prohibited transactions, filing all required reports promptly and avoiding other situations which might involve even an apparent conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the firm's Designated Principal or Compliance Officer.

Reporting of Violations

If a person subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm's policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.


Parkway Advisors, L.P. Code of Ethics                                Page 9 of 9